Exhibit 10.12

PATENT LICENSE AGREEMENT

This Patent License Agreement (this “Agreement”) is made as of the Effective Time (as defined below) by and between USA Payments, a Nevada corporation having its principal place of business at 2350 Mission College Blvd, Suite 200, Santa Clara, California 95054 (“Licensor”), and Global Cash Access, L.L.C., a Delaware limited liability company having its principal place of business at 3525 East Post Road, Suite 120, Las Vegas, Nevada 89120 (“Licensee”).

WHEREAS, Licensor is the owner of the entire right, title and interest in and to the Licensed Patent;

WHEREAS, Licensor previously granted an oral license (the “Oral License”) under the Licensed Patent to Licensee on or about July 9, 1998, and Licensor and Licensee wish to memorialize such license, and the terms and conditions thereof, in writing; and

WHEREAS, Licensor and Licensee intend for this Agreement to reflect the terms and conditions of the previously granted oral license, but also intend for this Agreement to constitute the entire agreement between them with respect to the Licensed Patent and to supersede the previously granted oral license in its entirety.

NOW, THEREFORE, in consideration of the representations, covenants and other terms and conditions contained herein, the parties hereto agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1 “Effective Time” shall mean the time immediately following the consummation of the transactions contemplated by the Restructuring Agreement, dated as of December 10, 2003 and amended as of January 20, 2004 and February 20, 2004, by and among FDFS Holdings, LLC, First Data Corporation, M&C International, Karim Maskatiya, Robert Cucinotta, Licensee and GCA Holdings, L.L.C.

1.2 “Licensed Field” shall mean the gaming industry, including without limitation the business of providing cash access services to patrons of gaming establishments.

1.3 “Licensed Patent” shall mean United States Patent No. 6,081,792 entitled “ATM and POS Terminal and Method of Use Thereof,” which is attached hereto and incorporated herein by reference.

1.4 “Licensed Product” shall mean any product or service now or hereafter made, used, sold, provided, operated or offered by or on behalf of Licensee (including any finished product and any product used in the manufacture of another product) that falls within the scope of, or that utilizes any method or process which falls within the scope of, any of the claims of the Licensed Patent, or that incorporates, or is itself, the subject invention of the Licensed Patent. Without limitation of the generality of the foregoing, “Licensed Product” shall include all devices and services through which Licensee provides its cash access services to patrons of gaming establishments, including without limitation Licensee’s Casino Cash Plus 3-in-1 ATM and Licensee’s Automated Cashier Machine (ACM\\\).

1.5 “Subsidiary” shall mean, with respect to a party, any entity at least 50% of whose equity is owned directly or indirectly by such party.

2.	LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a fully-paid, royalty-free, non-transferable (except as set forth in Section 6.3), non-sublicensable (except as set forth in Section 2.2), worldwide license under the Licensed Patents to make, use, sell, offer to sell, provide, operate and offer Licensed Products solely in connection with the Licensed Field. This license shall be exclusive (even as to Licensor) to Licensee within the Licensed Field, such that Licensor shall not grant any other license under the Licensed Patent to any third party for use with machines or devices used, directly or indirectly, in the Licensed Field and shall not itself exercise any rights in the Licensed Patent in the Licensed Field. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Licensor from granting other licenses under the Licensed Patent with respect to non-gaming merchant operations (including but not limited to hotels, restaurants, retail shops, travel agencies or car rental agencies) conducted at establishments at which gaming activity occurs for the purchase of or payment for goods or services other than money orders or gaming goods or services, so long as the Licensed Patent may not be used under any such license to enable ATM cash withdrawals, credit card cash advances or debit card cash access transactions in any establishment at which gaming activity occurs.

2.2 Right to Sublicense. Licensee shall not (and shall have no right to) sublicense any of its rights or licenses under this Agreement, except that Licensee may sublicense the rights set forth in Section 2.1 to (1) one or more of its Subsidiaries, provided that (a) Licensee shall be responsible for compliance by the Subsidiaries with the terms and conditions of this Agreement to the same extent as Licensee itself, (b) any act or omission of the Subsidiaries shall constitute an act or omission of Licensee, and (c) the Subsidiaries shall agree in writing that they are subject to the terms and conditions of this Agreement and that Licensor shall have a right of action against the Subsidiaries to the same extent as Licensee itself, or (2) any other person or entity upon the express prior written consent of Licensor. Licensor hereby expressly consents to Licensee’s sublicense of its rights hereunder to any third party, including but not limited to Infonox on the Web, for the purpose of such third party developing and implementing one or more computer software programs that constitute Licensed Products to be used solely in the Licensed Field.

3.	EFFECTIVENESS OF AGREEMENT

3.1 Effective Time. This Agreement shall become effective upon the Effective Time. Prior to the Effective Time, this Agreement shall be of no force or effect.

3.2 Prior Oral License. Upon the effectiveness of this Agreement, this Agreement shall be deemed to constitute the entire agreement between Licensor and Licensee with respect to the Licensed Patent, this Agreement shall be deemed to supersede the terms of the Oral License in its entirety, and the Oral License shall be of no further force and effect.

4.	REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1 Mutual Representations and Warranties. Each party represents and warrants that it has the power and authority to enter into this Agreement and to perform its obligations hereunder, that this Agreement is binding on and enforceable against the parties and their Subsidiaries in accordance with its terms, and that compliance by each party with its obligations hereunder shall not conflict with or result in a breach of any agreement to which such party is a party or is otherwise bound. Licensor represents and warrants that, to its actual knowledge as of the date of its execution of this Agreement, the Licensed Patent is valid and no third parties are infringing the Licensed Patent.

4.2 Licensor’s Obligation to Maintain Patents. Licensor shall make all payments of all maintenance fees for the Licensed Patents and take all commercially reasonable action to otherwise maintain the Licensed Patents for at least ten (10) years from the Effective Date, including without limitation taking all commercially reasonable steps to defend against any allegation that the Licensed Patent is invalid. In the event the validity of the Licensed Patent is challenged, Licensor shall promptly notify Licensee in writing of such challenge, and if Licensor does not defend against such challenge within ninety (90) days of receipt of written notice from Licensee of Licensee’s desire to defend against a claim of invalidity, then Licensee may, at its own cost and expense, defend against such challenge on Licensor’s behalf and Licensor shall join such action as a party and cooperate in such defense. Licensor shall have the right to retain separate counsel in connection with any such action. Licensee shall reimburse Licensor for all reasonable costs, attorneys’ fees and other expenses incurred by Licensor in connection with its obligation under this Section 4.2.

4.3 Notice of Infringement. Each party shall notify the other party in writing of any suspected infringement(s) of the Licensed Patents and shall inform the other party of any evidence of such infringement(s). Licensor shall have the first right to institute suit for infringement(s). Licensee agrees to join as a party plaintiff in any such lawsuit initiated by Licensor, if requested by Licensor, with all of Licensee’s costs, attorneys’ fees, and expenses to be paid by Licensor. However, if Licensor does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from Licensee of Licensee’s desire to pursue a suit for infringement, then Licensee may, at its own cost and expense, bring suit for infringement(s) and (A) Licensor shall join such action as a party and cooperate in such defense, (B) Licensor shall have the right to retain separate counsel in connection with any such action subject to Licensee’s right to approve such separate counsel, and (C) Licensee shall reimburse Licensor for all reasonable costs, attorneys’ fees and other expenses incurred by Licensor in connection with such action. Each party shall be entitled to any recovery of damages resulting from a lawsuit brought by it, and, in the event both Licensor and Licensee are parties to any lawsuit, Licensor and Licensee shall share in any recovery in an amount proportionate to its payment of expenses relating to the lawsuit. Neither party may settle with an infringer without the prior approval of the other party if such settlement would affect the rights of the other party under the Licensed Patents.

4.4 Exclusions. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed as: (a) a warranty or representation by Licensor as to the validity or scope of any patent, whether within the Licensed Patent or otherwise; (b) a warranty or representation by Licensor that anything made, used, offered or provided under the license granted herein is or shall be free from infringement of patents of any third party; (c) a requirement that Licensor shall file or maintain any patent application, secure any patent or maintain any patent in force except as expressly provided in Section 4.2; (d) an obligation to bring or prosecute actions or suits against third parties for infringement of any patent, whether within the Licensed Patent or otherwise, except as expressly provided in Sections 4.2 and 4.3; (e) conferring a right to use in advertising, publicity, promotion or otherwise any trademark or trade name; or (f) granting by implication, estoppel or otherwise, any licenses or rights under patents other than those expressly licensed under this Agreement.

4.5 No Implied Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 4.1 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT, OR ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

4.6 Ownership of Improvements. Licensor acknowledges that, as between Licensor and Licensee, Licensee shall own any inventions, developments, works of authorship, improvements, and modifications created by Licensee or on Licensee’s behalf in connection with the license granted to Licensee under this Agreement, including but not limited to any computer programs that implement or utilize the Licensed Patent; provided, however, that the foregoing shall in no way limit Licensor’s full ownership of all right, title and interest in and to the Licensed Patent. Licensor and Licensee shall execute all documents and take any actions reasonably requested by the other party to effectuate the purposes of this Section 4.6.

5.	TERM AND TERMINATION

5.1 Term. This Agreement shall commence upon the Effective Time and shall continue in effect for ten (10) years from the Effective Time, unless the Licensed Patent is revoked or is invalidated.

5.2 Termination for Breach. In the event of any material breach of this Agreement by Licensee, Licensor may, in addition to any other remedies available to it, terminate this Agreement and the license granted herein by not less than thirty (30) days written notice specifying such material breach, unless within the period of such notice the material breach specified therein has been cured by Licensee.

5.3 Other Termination. Licensor shall also have the right to terminate this Agreement immediately by giving written notice of termination to Licensee at any time, upon or after any activity or assistance by Licensee challenging the validity of the Licensed Patent or restricting the scope thereof.

5.4 Survival. Sections 4, 5.4 and 6 shall survive the expiration and any termination of this Agreement.

6.	MISCELLANEOUS

6.1 Marking; Requests for Disclosure. From and after the Effective Time, Licensee shall mark all Licensed Products manufactured, used, sold, offered, operated or provided by Licensee or any Subsidiary under this Agreement with such patent notice as may be required under Title 35, United States Code or other applicable rules or regulations in foreign jurisdictions. With respect to the Licensed Patent, Licensee shall respond to any request for disclosure under 35 U.S.C. § 287(b)(4)(B) only by notifying Licensor of the request for disclosure.

6.2 Notice. All notices required or permitted to be given hereunder shall be in writing and shall be hand delivered or sent by certified or registered mail, private industry express courier (with written confirmation of receipt) or facsimile (with a confirmation letter of the facsimile) to the address specified below or to such changed address as may have been previously specified in writing by the addressed party:

If to Licensor:

USA Payments

2350 Mission College Blvd, Suite 200

Santa Clara, California 95054

Attention: Robert Cucinotta

Telephone: (408) 492-0034

Facsimile: (408) 492-9632

If to Licensee:

Global Cash Access, L.L.C.

3525 East Post Road, Suite 120

Las Vegas, Nevada 89120

Attention: Kirk Sanford

Telephone (702) 855-3006

Facsimile: (702) 262-5038

Each such notice shall be effective upon receipt.

6.3 Nonassignability. Licensee acknowledges and agrees that this Agreement imposes personal obligations on and grants personal rights to Licensee. Accordingly, Licensee shall not assign or transfer any rights under this Agreement without the prior written consent of Licensor; provided, however, such consent shall be deemed to have been given by Licensor to Licensee in the event of an assignment or transfer of rights to any Subsidiary, or any entity that acquires all or substantially all of Licensee’s assets or equity interests or with which Licensee merges, including without limitation any corporate form into which Licensee converts or with whom Licensee merges, or in the event of the grant of a security interest, lien, or other mortgage in this Agreement and the rights granted hereunder or the realization, enforcement or foreclosure thereunder whether by Licensee or any secured creditor. For the avoidance of doubt, and without limiting the foregoing, it is expressly agreed that nothing in this Agreement shall prohibit Licensee (including, without limitation, Licensee as a debtor in possession or a trustee in bankruptcy on behalf of Licensee’s bankruptcy estate) from assuming, or from assuming and assigning, this Agreement pursuant to section 365 of title 11 of the United States Code (the “Bankruptcy Code”) in a case under the Bankruptcy Code in which Licensee is a debtor (or under any similar law in any similar proceeding then available to Licensee, or a secured creditor of Licensee, under applicable state or federal law, including, without limitation, bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar state or federal laws relating to the enforcement of creditors’ rights generally, or under general principles of equity) and Licensor shall be deemed to have consented to any such assumption, or assumption and assignment, of this Agreement. In particular, and without limiting the foregoing, Licensor hereby consents to the assumption, and to the assumption and assignment, of this Agreement by Licensee, including without limitation Licensee as a debtor in possession or a trustee in bankruptcy on behalf of Licensee’s bankruptcy estate, for all purposes under section 365 of the Bankruptcy Code including without limitation section 365(c)(1)(B) of the Bankruptcy Code (in the event that section 365(c)(1)(A) of the Bankruptcy Code is applicable). In the event that Licensee becomes a debtor in a case under the Bankruptcy Code, on request of Licensee as a debtor in possession or a trustee appointed or elected in such case, Licensor agrees to promptly reaffirm in writing its consent to the assumption, or the assumption and assignment, of this Agreement for all purposes under section 365 of the Bankruptcy Code. Except as otherwise permitted herein, any purported assignment or transfer of this Agreement or the license herein without the prior written consent of Licensor shall be null and void.

6.4 Governing Law; Dispute Resolution. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Northern District of California or in state court in Santa Clara County, California, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

6.5 No Implied Licenses. Each party hereby retains all rights not expressly granted by this Agreement. To the fullest extent permitted by applicable law, each party hereby disclaims any and all implied licenses and rights, including any licenses or rights that may be deemed granted by this Agreement or the activities of the parties hereunder.

6.6 No Waiver. Any failure of either party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce such provisions.

6.7 Severability. If any term, clause or provision of this Agreement shall be determined to be invalid, the validity of any other term, clause or provision shall not be affected; and such invalid term, clause or provision shall be deemed deleted from this Agreement.

6.8 Headings. The headings and captions used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

6.9 Nondisclosure. The parties shall have the right to disclose only the fact that they have entered into a patent license agreement. Otherwise, Licensee and Licensor shall keep this Agreement and the terms hereof confidential and shall not divulge any part thereof to any third party, except as required by law. Nothing herein shall preclude each party from disclosing this Agreement and the terms hereof to the party’s accountants, attorneys, or similar representatives who are bound by an obligation of confidentiality, or to the representatives of any prospective purchaser of any interest in Licensor or Licensee who are bound by an obligation of confidentiality, or preclude Licensee from disclosing this Agreement and the terms hereof to any sublicensee under Section 2.2.

6.10 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with regard to the subject matter hereof and merges and supersedes all prior and contemporaneous discussions, negotiations, understandings and agreements between the parties concerning the subject matter hereof. Neither party shall be bound by any definition, condition, warranty, right, duty or covenant other than as expressly stated in this Agreement or as subsequently set forth in a written document signed by both parties. Each party expressly waives any implied right or obligation concerning the subject matter hereof. This Agreement may be modified only by an instrument in writing signed by both Licensor and Licensee.

6.11 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument binding upon the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives:

USA PAYMENTS		GLOBAL CASH ACCESS, L.L.C.

By:	/s/ ROBERT CUCINOTTA	By:	/s/ KIRK SANFORD
	Robert Cucinotta, Secretary		Kirk Sanford, Chief Executive Officer

Date:		Date: